Company Contact:	Deborah Merrill
(864)232-5200 x 6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact: ICR, Inc.	Tom Filandro/Caitlin Morahan
(203)682-8200
Investors:	Tom.Filandro@icrinc.com/ Caitlin.Morahan@icrinc.com
Media:	Jessica Liddell
(203)682-8208
DLAPR@icrinc.com

Delta Apparel Reports Fourth Quarter and Full Year Fiscal 2018 Results
Company achieves sales and profitability growth for quarter and full year
Adjusted diluted EPS improves 33% for the year

GREENVILLE, SC - November 15, 2018 (GLOBE NEWSWIRE) - Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel and related accessories, today announced financial results for its fourth quarter and full fiscal year 2018 ended September 29, 2018.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented, “We are pleased to have delivered fourth quarter sales growth of 2% along with solid bottom line performance despite significant weather interruptions at two of our major distribution centers. Our DTG2Go digital print business and our Activewear business drove strong top and bottom-line performance in our re-aligned Delta Group segment. While our Salt Life business was impacted by the hurricanes this quarter, the Salt Life brand continues to grow its lifestyle presence and expand its market reach. We remain extremely optimistic about that business going forward.”

Mr. Humphreys continued, “Fiscal 2018 was an important year for Delta Apparel. We grew our sales year-over-year and, excluding the impacts of the recent tax reform legislation, significantly increased our profitability. We also made important strides in building our DTG2Go business with an acquisition in March and a follow-on acquisition in October, solidifying our industry-leading position in the digital print and fulfillment space. Finally, we continued to increase consumer awareness of our Salt Life brand through our expansion into additional product categories, and growth with national and regional retailers and in our own direct-to-consumer channels. We believe that the strategic actions we have taken over the past year position us well to capitalize on the many growth opportunities we see ahead for our Company.”

To better reflect Delta Apparel, Inc.’s current operating model, the Company has re-aligned its reporting segments and now refers to them as the Delta Group and the Salt Life Group. The Delta Group is comprised of the Company’s DTG2Go digital print business as well as its Delta Activewear business and Soffe brand. The Salt Life Group is comprised of the Salt Life and Coast lifestyle brands. The fourth quarter and full year results reflect these changes to the Company's reporting segments.
For the fourth quarter ended September 29, 2018:

•
Net sales were $92.9 million, up 2% from $91.3 million in the prior year fourth quarter. The Delta Group drove the sales increase, with revenue up 4%, partially offset by lower sales in the Salt Life Group.

•	Gross profit was $19.2 million, up 15% from $16.7 million in the prior year fourth quarter. Gross margin improved 240 basis points to 20.6% compared to 18.2% in the prior year period.

•
Selling, general and administrative ("SG&A") expenses increased $2.4 million to $17.3 million, or 18.6% of sales, compared to $14.9 million, or 16.3% of sales, in the prior year fourth quarter. The prior year fourth quarter included benefit from the earlier than anticipated exit from certain lease liabilities in California.

•
Operating income was $3.5 million, up 50% from $2.3 million in the prior year fourth quarter. Delta Group operating income was $6.8 million, up 81% from $3.7 million in the prior year fourth quarter. Salt Life Group operating income was $0.5 million, down 38% from $0.7 million in the prior year fourth quarter.

•	Net income was $3.1 million, an increase of $1.0 million from $2.1 million in the prior year fourth quarter.

•	Diluted earnings per share increased 59% to $0.43 from $0.27 in the prior year fourth quarter.

For the full year ended September 29, 2018:

•
Net sales were $395.5 million, up 3% from $385.1 million in fiscal year 2017. Excluding $15.6 million of sales in the prior fiscal year from the Junkfood Clothing business, which was sold in March 2017, net sales increased 7% compared to the prior year. Delta Group net sales were $356.0 million, up 9% from $326.6 million in fiscal year 2017. Salt Life Group net sales were $39.4 million compared to $58.5 million in the prior year, with the decline due to the since-divested Junkfood business and other strategic shifts in non-core business. Sales in our Salt Life brand were up 2.4% for the year, driven from the recent wins with national retailers and our direct-to-consumer business, partially offset by softness with independent retailers, which were hurt by the hurricanes a year ago and again this year.

•
Gross profit was $82.0 million, up 2% from $80.7 million in fiscal year 2017. Gross margins improved in both the Delta Group and Salt Life Group, but declined 30 basis points overall from the stronger mix of Delta Group sales.

•	SG&A expenses improved to 16.9% of sales, or $67.0 million, compared to 17.5% of sales, or $67.4 million in fiscal year 2017.

•
Operating income was $17.5 million, up 8% from $16.2 million in fiscal year 2017. Delta Group operating income was $26.1 million, up 12% from $23.3 million in fiscal year 2017 and Salt Life Group operating income was comparable with the prior year at $4.8 million.

•
Net income was $1.3 million in fiscal year 2018 but, adjusted for the $10.7 million tax expense associated with the recent tax reform legislation, was $12.0 million, compared to $10.5 million in fiscal year 2017, which included the gain on the sale of the Junkfood business realized in the second quarter of fiscal year 2017.

•
Diluted earnings per share were $0.18 compared to $1.33 in fiscal year 2017. Adjusting for the $1.44 per share impact of tax reform in fiscal 2018 and for the $0.11 benefit on the sale of Junkfood in the prior year, adjusted earnings per diluted share were $1.62, a 33% improvement from the $1.22 adjusted earnings per diluted share in fiscal year 2017.

The Company improved its operating cash flow by nearly $7 million to $20.9 million in fiscal year 2018. Total inventory at the end of fiscal year 2018 remained relatively flat with a year ago at $175 million, with lower units on hand partially being offset by higher cost per unit inventory resulting from inflationary increases. During fiscal year 2018, the Company spent $13.3 million on capital expenditures, $16.4 million on the digital print acquisition, and $9.0 million on share repurchases. Total debt, including capital lease financing, at the end of fiscal year 2018 was $111.8 million compared to $96.2 million at the end of the prior year.

Conference Call
The Company will hold a conference call with senior management to discuss its financial results today at 4:30 pm ET. The Company invites you to join the call by dialing 888-224-1121. If calling from outside the United States, please dial 323-994-2082. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through December 15, 2018. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 8037708.

Use of Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company's results as determined by United States generally accepted accounting principles (GAAP), the Company also provides non-GAAP information that management believes is useful to investors. The Company discusses adjusted net sales, adjusted net income, and adjusted earnings per diluted share as performance measures because management uses these measures in evaluating the Company's underlying performance on a consistent basis across periods. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's recurring performance. These non-GAAP measures can be calculated using the information in this press release. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company's results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, Salt Life, LLC, M. J. Soffe, LLC, and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of core activewear and lifestyle apparel and related accessory products.  The Company specializes in selling casual and athletic products through a variety of distribution channels and distribution tiers, including department stores, mid and mass channels, e-retailers, sporting goods and outdoor retailers, independent and specialty stores, and the U.S. military.   The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Sep 29, 2018	Sep 30, 2017	Sep 29, 2018	Sep 30, 2017

Net Sales	$92,922	$91,327	$395,450	$385,082
Cost of Goods Sold	73,769	74,663	313,429	304,360
Gross Profit	19,153	16,664	82,021	80,722

Selling, General and Administrative	17,317	14,884	66,969	67,408
Other Income, Net	(1,622)	(557)	(2,351)	(2,865)
Operating Income	3,458	2,337	17,403	16,179

Interest Expense, Net	1,507	1,143	5,713	5,011

Income Before Provision for Income Taxes	1,951	1,194	11,690	11,168

(Benefit From) Provision for Income Taxes	(1,124)	(905)	10,460	657

Consolidated Net Earnings	3,075	2,099	1,230	10,511

Net Loss Attributable to Non-Controlling Interest	(32)	—	(107)	—

Net Earnings Attributable to Shareholders	$3,107	$2,099	$1,337	$10,511

Weighted Average Shares Outstanding
Basic	7,018	7,387	7,149	7,531
Diluted	7,304	7,713	7,425	7,882

Net Income per Common Share
Basic	$0.44	$0.28	$0.19	$1.40
Diluted	$0.43	$0.27	$0.18	$1.33

		Sep 29, 2018	Sep 30, 2017

Current Assets
Cash		$460	$572
Receivables, Net		46,879	47,557
Income Tax Receivable		38	352
Inventories, Net		174,983	174,551
Prepaids and Other Assets		3,062	4,662
Total Current Assets		225,422	227,694

Noncurrent Assets
Property, Plant & Equipment, Net		52,114	42,706

Goodwill and Other Intangibles, Net	53,715	36,068
Deferred Income Taxes	1,374	5,002
Investment in Joint Venture	8,980	4,140
Other Noncurrent Assets	2,004	2,192
Total Noncurrent Assets	118,187	90,108

Total Assets	$343,609	$317,802

Current Liabilities
Accounts Payable and Accrued Expenses	$64,750	$64,039
Current Portion of Contingent Consideration	638	—
Current Portion of Capital Lease Financing	3,846	848
Current Portion of Long-Term Debt	6,577	7,548
Total Current Liabilities	75,811	72,435

Noncurrent Liabilities
Long-Term Taxes Payable	4,259	—
Long-Term Contingent Consideration	9,904	1,600
Long-Term Capital Lease Financing	9,302	2,519
Long-Term Debt	92,083	85,306
Deferred Income Taxes	2,132	—
Other Noncurrent Liabilities	—	55
Total Noncurrent Liabilities	117,680	89,480

Common Stock	96	96
Additional Paid-In Capital	61,979	61,065
Equity Attributable to Non-Controlling Interest	93	—
Retained Earnings	128,695	127,358
Accumulated Other Comprehensive Income (Loss)	136	(35)
Treasury Stock	(40,881)	(32,597)
Equity Attributable to Delta Apparel, Inc.	150,118	155,887

Total Liabilities and Equity	$343,609	$317,802